As filed with the Securities and Exchange Commission on June 27, 2007

Registration No. 333-142817

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM SB-2

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

METRO BANCSHARES, INC.

(Name of small business issuer in its charter)

Georgia	6022	20-8825618
(State of Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2678 Hickory Level Road

Villa Rica, Georgia 30180

(404) 354-0819

(Address and telephone number of principal executive offices)

7475 Douglas Boulevard

Douglasville, Georgia 30154

(Address of principal place of business or intended principal place of business)

Kenneth L. Barber

2678 Hickory Level Road

Villa Rica, Georgia 30180

(404) 354-0819

(Name, Address, and Telephone Number of Agent for Service)

With Copies to:

Robert C. Schwartz, Esq.

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 815-3758

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	$28,000,000	$10.00	$28,000,000	$860(4)
Warrants(1)	$0	$0	$0	$0
Common Stock, $0.01 par value per share issuable upon the exercise of warrants	$10,450,000	$10.00(2)	$10,450,000(3)	$321(4)

(1)	Represents Warrants to purchase shares of Common Stock reserved for issuance to the organizers of Metro Bancshares, Inc. and Metro Bank.
(2)	Represents the exercise price per share for each Warrant.
(3)	Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.
(4)	Amount previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Preliminary Prospectus dated June 27, 2007; Subject to Completion

2,800,000 Shares of Common Stock

1,045,000 Shares of Common Stock Subject to Warrants

METRO BANCSHARES, INC.

A Proposed Bank Holding Company for

METRO BANK

(In Organization)

Metro Bancshares, Inc. is conducting this initial public offering of shares of its common stock to raise capital to form Metro Bank, a proposed bank in Douglasville, Georgia to be organized under the laws of the State of Georgia. We are offering a minimum of 2,200,000 shares and a maximum of 2,800,000 shares at a price of $10.00 per share. The minimum number of shares that an investor may purchase in this offering is 2,500 shares; however, we reserve to right to accept scriptions for a lesser amount of shares at our sole discretion. Metro Bancshares will be the holding company and sole shareholder of Metro Bank after it is organized. We expect to open Metro Bank in the third quarter of 2007. Our organizers will offer and sell the common stock on a best efforts basis and will receive no commissions or other remuneration in connection with these activities. We will deposit all subscription funds in an interest-bearing escrow account with our escrow agent, Nexity Bank, until we have received subscriptions for 2,200,000 shares. If we do not receive subscriptions for 2,200,000 shares by August 15, 2007, we will terminate the offering and promptly return all subscription funds to subscribers. We may, however, at our option, extend the offering for up to three consecutive 90-day periods, without giving notice to subscribers.

Our organizers intend to subscribe for an aggregate of up to 1,045,000 shares of the common stock sold in this offering and may purchase additonal shares, including up to 100% of the shares in this offering. Our organizers are purchasing shares in this offering for investment purposes. In addition, we will grant each organizer a warrant to purchase one additional share of common stock for each share he purchases in the offering at a purchase price of $10.00 per share.

Investing in our common stock involves a high degree of risk. We urge you to read carefully the “Risk Factors” section beginning on page 5, along with the rest of this prospectus, before you make your investment decision.

	Per Share	Total Minimum	Total Maximum
Price to public	$10.00	$22,000,000	$28,000,000
Fees and commissions	—	—	—
Net proceeds to Metro Bancshares, before offering costs	$10.00	$22,000,000	$28,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts or savings deposits and are not insured by the FDIC or any other governmental agency.

The date of this prospectus is                         , 2007.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of                         , 2007.

SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements included elsewhere in this prospectus.

Metro Bancshares

We formed Metro Bancshares to operate as a bank holding company and as the sole shareholder of Metro Bank, a proposed bank to be organized under the laws of the State of Georgia. We anticipate that we will receive all necessary regulatory approvals and be able to begin business operations of Metro Bank in the third quarter of 2007. Our address is 7475 Douglas Boulevard, Douglasville, Georgia 30154, and our telephone number is (404) 354-0819.

Why We Are Opening Bank in Douglasville, Georgia

We believe Douglasville, Douglas County, Georgia presents a growing and diversified economic environment that will support Metro Bank. The city of Douglasville is conveniently located just 15 minutes west of the City of Atlanta. This location will allow Metro Bank to capitalize on the Atlanta Metropolitan Service Area’s preeminence as a strategic distribution, manufacturing, technology, education and financial center serving the entire Southeast and the nation. With Interstate 20 running the length of the Douglas County, the county serves as the western gateway to Atlanta and was rated one of the 50 fastest growing counties in the United States in 2006. Metro Bank will be located one-half mile south of Interstate 20. Metro Bank’s primary service area will consist of Douglas County and the immediate surrounding areas, including portions of Cobb, Carroll and Paulding Counties.

Competition

The banking industry in Metro Bank’s primary service area includes several financial institutions headquartered outside of our primary service area. We believe this departure from locally managed banks has resulted in:

•	the elimination of local boards of directors; and

•	most importantly, a change in the level of personalized customer service.

Because of the continuing consolidation in the banking industry, we expect this trend to continue.

We believe that this competitive situation, when coupled with our market area’s stable and growing economic business base, creates a favorable opportunity for a new commercial bank. In addition, we believe that our President and Chief Executive Officer, and our dedicated local board of directors will attract customers to our locally-managed community bank. We believe that these attributes will allow us to offer highly professional, personalized attention and timely response to product and service requests due to an active interest in our customers’ business and personal financial needs.

Our Officers, Directors and Organizers

Our management team is led by Kenneth L. Barber, our President and Chief Executive Officer and the proposed President and Chief Executive Officer of Metro Bank. Mr. Barber has over 20 years of executive-level banking experience and has successfully organized two de novo banks in the past.

Our Board of Directors consists of the following individuals, who are also organizers of Metro Bank:

• Kenneth L. Barber	• George F. Nemchik
• Johnny L. Blankenship	• Paul David Orr
• Douglas Craig Davidson, Sr.	• Dudley W. Spruill
• Allen K. DeNyse	• B. Neil Warren
• Eric L. Johnson	• Eric J. Wilhelm

All of our directors and organizers have significant ties to our primary market area. We believe that they are all well known and respected in the community and, as a result of their extensive local business relationships, they will be able to assist Metro Bank in developing a loyal customer base.

Products and Services

We plan to offer a broad range of banking products and services. When Metro Bank opens for business, we will offer commercial lending to small-to-mid-sized businesses and their owners; competitive retail consumer loans, including typical real estate secured loans and lines of credit, plus loans for personal, family and household purposes; a full menu of deposit products, including checking, savings, money market and certificates of deposit; and internet banking.

Within 12 months of opening for business, we will offer additional banking products and services that will be tailored to the community and introduced as they can be developed and supported by our operating staff and technological capabilities. These other services and products will include debit cards, telephone banking and credit cards underwritten and issued by a third party.

Philosophy and Strategy

Our business strategy is to create a community-oriented financial institution focused on providing personalized service to clients and offering products designed to meet their specific needs. We plan to operate a conservative financial institution that targets primarily small-to-medium-sized businesses and their owners in Douglas County and the immediate surrounding counties.

Ownership by Management

Our directors and organizers intend to purchase an aggregate of up to 1,045,000 shares of the common stock in this offering and will beneficially own approximately 50.4% of Metro Bancshares’ outstanding common stock if the minimum number of shares is sold in this offering, and approximately 40.1% of the Metro Bancshares’ outstanding common stock if the maximum number of shares is sold. In addition, we will grant each organizer a warrant to purchase a maximum of one share of our common stock for every share he purchases in this offering and intend to grant Kenneth L. Barber an option to purchase up to 70,000 shares following this offering. Given the intent of our organizers to purchase up to 1,045,000 shares in this offering, we expect to issue our organizers warrants to purchase up to 1,045,000 shares of common stock at a price of $10.00 per share. Warrants to purchase 104,500 shares will be immediately vested while warrants to purchase 940,500 will vest in five equal, annual increments beginning on the first anniversary of Metro Bank’s opening date. Following this offering, if organizers were to exercise all of their warrants and Mr. Barber were to exercise his entire option, our directors and executive officers would own approximately 65.2% of Metro Bancshares’ outstanding common stock if the minimum number of shares is sold in this offering and approximately 55.2% of Metro Bancshares’ outstanding common stock if the maximum number of shares is sold. The organizers may purchase additional shares in this offering, up to 100% of the shares available for purchase.

Location of Offices

Our initial main office will be located at 7475 Douglas Boulevard, Douglasville, Georgia 30154 which is one-half mile south of Interstate 20 and 15 minutes from the city of Atlanta. Our telephone number is (404) 354-0819. We expect to purchase land early in the second year of Metro Bank’s operation upon which to construct a permanent headquarters. The location of the permanent main office has not been identified.

The Offering

Securities Offered	2,800,000 shares of common stock and 1,045,000 warrants. To complete this offering, we must sell a minimum of 2,200,000 shares. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $10.00 per share. See “The Offering.”

Common Stock to be Outstanding after the Offering	Minimum–2,200,000 shares Maximum–2,800,000 shares These figures do not include up to 1,045,000 shares of common stock issuable upon the exercise of warrants.

Price per Share	$10.00 per share

Maximum Purchase	With the exception of our organizers, no person or entity, together with associates or persons acting in concert may purchase more than 50,000 shares of our common stock, although we may accept subscriptions for more that 50,000 shares at our sole discretion.

Minimum Purchase	2,500 shares of our common stock, or a lesser amount that may be accepted at our sole discretion.

Plan of Distribution	Our organizers will offer and sell the common stock on a best-efforts basis and will receive no commissions or other remuneration in connection with these activities.

How to Purchase Shares

We anticipate consummating the offering through a closing to occur on August 15, 2007, unless extended in our sole discretion.

If you would like to purchase shares in this offering, then, prior to the date on which this offering terminates, you must do the following:

•     complete a subscription agreement in the form attached to this prospectus as Appendix A; and

•     send a check made payable to “Nexity Bank, as Escrow Agent for Metro Bancshares, Inc.” in the amount of $10.00 multiplied by the number of shares for which you subscribe

Offering Conditions

We must satisfy the following conditions to complete the offering:

•     at least $22,000,000 must be deposited in an escrow account with Nexity Bank;

•     the Federal Reserve must approve our application to become a bank holding company;

•     the Georgia Department of Banking and Finance must approve our charter application for Metro Bank;

•     the FDIC must approve Metro Bank’s application for deposit insurance; and

•     we must not have canceled this offering before funds are withdrawn from the subscription escrow account.

Escrow Arrangements

Until we have satisfied all of the offering conditions, we will place all funds in an escrow account. If we have not satisfied the offering conditions by May 12, 2008, we will return to the subscribers all funds placed in the escrow account.

Use of Proceeds

We will use proceeds of the offering:

•     to purchase all of the issued and outstanding stock of Metro Bank;

•     to provide working capital for Metro Bank to begin its business operations, including officers’ and employees’ salaries and construction of permanent office facilities;

•     to pay expenses in connection with our formation, the organization of Metro Bank, and this offering; and

•     for other general corporate purposes.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

RISKS RELATED TO OUR BUSINESS

We have no operating history upon which to base an estimate of our future success.

Metro Bank, which initially will be our sole subsidiary, is in organization and has no operating history on which to base any estimate of future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications and delays frequently encountered in connection with the development of a new bank. Because of our lack of operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution with an operating history.

If we do not receive regulatory approvals in a timely manner, it could delay the date on which Metro Bank opens for business which would increase our pre-opening expenses and would postpone any realization of revenues.

Although we expect to receive all regulatory approvals and to open for business in the third quarter of 2007, we can give no assurance as to when, if at all, these events will occur. Any delay in beginning Metro Bank’s operations will increase pre-opening expenses and postpone Metro Bank’s realization of potential revenues. Such a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses and our lack of revenue.

Failure to implement key elements of our business strategy may adversely affect our financial performance.

If we cannot implement key elements of our business strategy, our financial performance may be adversely affected. Our organizers have developed a business plan that details the strategies that we intend to implement in our efforts to achieve profitable operations. The strategies include hiring and retaining experienced and qualified employees and attracting individual and business customers in our market area. Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate. If we are not able to implement key elements of our business strategy, the cumulative profitability of our business could be delayed indefinitely.

If our proposed President and Chief Executive Officer, Kenneth L. Barber, were to become unavailable, it could delay or prevent our opening for business and could cause our business to fail.

Regulatory approval to establish and operate a state bank partially depends upon the approval of the Metro Bank’s proposed chief executive officer by the bank’s primary regulator, the Georgia Department of Banking and Finance. Generally, the chief executive officer of a start-up financial institution is considered vital to the potential success of the new institution. In our charter application to the Georgia Department of Banking and Finance, we proposed Kenneth L. Barber as Metro Bank’s President and Chief Executive Officer. If Mr. Barber were to become unavailable for any reason, final regulatory approval to begin banking operations would be delayed until the Georgia Department of Banking and Finance approved a suitable replacement. It is possible that we would not be able to find a suitable replacement for Mr. Barber which could cause our business to fail.

We will depend primarily on Kenneth L. Barber for all banking expertise.

Although several of our directors have prior bank board experience, initially we will depend on Kenneth L. Barber for all banking expertise. If Mr. Barber were to leave Metro Bank for any reason or if his experience proves inadequate to successfully manage Metro Bank, our cumulative profitability could be delayed and our business could fail.

Because of our lack of a historical loan loss experience, it will be more difficult for us to determine an appropriate allowance for loan losses.

Making loans and other extensions of credit will be essential elements of our business, and we recognize there is a risk that our loans or other extensions of credit will not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;

•	credit risks of a particular customer;

•	changes in economic and industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

There is no precise method of predicting credit losses, and therefore we will always face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital which could inhibit our ability to grow and delay or prevent Metro Bank from becoming cumulatively profitable.

We will incur substantial start-up expenses and we do not expect to be profitable in the near future.

Initially, we will merely act as the sole shareholder of Metro Bank. Thus, our profitability will depend upon the successful operation of Metro Bank. Typically, new banks are not profitable in the first year of operation and sometimes are not profitable for several years. Metro Bank will incur substantial expenses in establishing itself as a going concern, and we can offer no assurance that it will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry.

The operation of Metro Bank may in the future require more capital than we will raise in this offering and we may not be able to obtain additional capital on terms which are favorable to us.

We intend to capitalize Metro Bank with at least $20,000,000 regardless of whether the minimum or the maximum number of shares is sold in this offering. We will hold the remainder of the net proceeds from this offering at the holding company level for general corporate purposes. In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering. In addition, the holders of warrants or options could exercise them at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants or options.

We will be competing in Douglas County with many other, larger financial institutions which have greater financial resources than us.

Metro Bank will be a full-service, commercial bank in Douglasville, Douglas County, Georgia. The Douglas County market is served by thirteen banks. Some of these institutions have been in business for a long time and already have an established customer base and name recognition. In addition, most of these institutions are larger than we will be and have greater financial and personnel resources than we will have. As a result of this competition, we may be forced to pay higher rates of interest to attract deposits. In addition, we may also face competition from other lenders that are not depository institutions and generally not subject to the extensive regulations that will apply to us and Metro Bank. If we are not able to attract business from persons and entities who commonly bank with larger financial institutions, our business could fail.

Our success will depend significantly upon general economic conditions in Douglas County and the immediate surrounding areas.

Our success will depend significantly upon general economic conditions in Douglas County. A prolonged economic dislocation or recession affecting Douglas County and the immediate surrounding areas could cause Metro Bank’s non-performing assets to increase, causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters, such as floods or tornadoes, or a prolonged downturn in various industries upon which the economy of our primary service area depends. Moreover, as many of our shareholders will most likely be residents of our primary service area, a prolonged downturn in the economy of Douglas County and the immediate surrounding areas could result in sales of large amounts of our common stock. A prolonged downturn in economic conditions in Douglas County could cause our business to fail.

We are establishing a bank in Douglasville, Georgia and currently have no customers, will be competing with many established local, regional, national and international banks and may not be able to attract sufficient customers to support a new bank.

Establishing a new business involves a substantial degree of risk. We currently have no customers and will be competing with established local, regional, national and international banks. If we are not able to attract sufficient customers away from our competitors, our business could fail.

Rapidly rising or falling interest rates could significantly harm our business.

Our results of operations will be significantly affected by changes in market interest rates. Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on our interest-bearing assets, such as loans, and the interest paid on our interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could have a material effect on our earnings. Based on the anticipated mix of our loan portfolio, it is more likely that rapidly falling interest rates would have a greater adverse effect on our operations.

Our initial lending limit will be lower than many of our competitors which may discourage potential customers and limit our growth.

At least during our first years of operation, our legally mandated lending limit will be lower than that of many of our competitors because during this period we will have less capital than many of our competitors. Our lower lending limit may discourage potential borrowers who have lending needs that exceed our limit, which may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed.

We could be adversely affected by any changes in the law, especially changes deregulating the banking industry.

We will operate in a highly regulated environment and will be subject to supervision and examination by several regulatory agencies. As a bank holding company, we will be subject to regulation and supervision by the Federal Reserve Board. As a Georgia state bank, Metro Bank will be subject to regulation and supervision primarily by the Georgia Department of Banking and Finance and, to a lesser extent, by the FDIC. These regulations are intended primarily for the protection of depositors, not for the benefit of investors, and they may restrict or limit the manner in which we may conduct business and obtain financing. We will be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. In particular, legislation and regulations deregulating the banking industry and allowing interstate expansion of financial services firms could adversely affect our business by creating additional competition. The effects of any potential changes cannot be predicted, but they could adversely affect our future operations and could cause our business to fail.

The success and growth of our business will depend upon our ability to adapt to technological changes.

Our businesses will be dependent on our ability to effectively interface with customers and efficiently process loan applications and deposits. These processes are becoming more dependent on technological advancement, such as the ability to process applications over the Internet, to accept electronic signatures, to provide process status updates instantly and to provide other customer expected conveniences. As these requirements increase in the future, we will have to remain competitive with new technology and such technology may require significant capital expenditures. Failure to quickly adapt to technological changes could limit our chances for success and delay or prevent us from becoming cumulatively profitable.

RISKS RELATED TO OWNING OUR COMMON STOCK

The shares in this offering are not insured bank deposits.

Although deposits at Metro Bank will be insured by the FDIC to the maximum amount permitted by law, shares of our common stock are not bank or deposit accounts. Thus, our common stock is not insured by the FDIC or any other governmental agency.

The organizers as a group will be able to exercise more control over our management and affairs than will any individual investor and they may have interests that are different from yours as an investor.

The organizers intend to purchase up to 1,045,000 shares in the offering, which will equal approximately 47.5% of the 2,200,000 shares to be outstanding upon completion of the offering if the minimum number of shares is sold or 37.3% of the 2,800,000 shares to be outstanding should the maximum number of shares be sold. Our organizers may purchase additional shares in this offering up to 100% of the shares offered. If the organizers purchase 1,045,000 shares in this offering and were exercise all of their options and warrants to purchase additional shares, they would own approximately 65.2% of our outstanding common stock if the minimum number of shares is sold in this offering and approximately 55.2% of our common stock if the maximum number of shares is sold. As a result of their ownership, the organizers, as a group, will be able to exercise significant control over our management and affairs. The organizers may have interests that are different from yours as an investor. For example, our organizers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, that might otherwise be approved by shareholders.

We intend to grant warrants and stock options to the organizers and to some of our employees which, if exercised, would dilute your percentage ownership.

On the date Metro Bank opens for business, we will grant to the organizers warrants to purchase additional shares of common stock for their services in our organization and forming Metro Bank and to encourage their continued participation in our affairs. Each warrant will entitle the organizer to purchase one additional share of common stock for every share he purchases in this offering. Given the organizers’ intent to purchase up to 1,045,000 shares in the offering, we expect to issue them warrants to purchase an aggregate of up to 1,045,000 shares of common stock. From the time that Metro Bank opens for business, we will expense stock options and warrants using the fair value method as of the date of grant.

In addition, we plan to establish a stock option plan which will allow us to grant stock options to employees who are contributing significantly to the management or operation of our business. Under this plan, we plan to reserve 15% of the number of shares of common stock sold in this offering for issuance under our stock option plan. Ken Barber, our President and Chief Executive Officer, will receive an option to purchase up to 70,000 shares of our common stock under the terms of his employment agreement. Any future exercise of the organizers’ warrants or options would dilute your percentage ownership interest in Metro Bancshares. For example, prior to the exercise of their warrants, the organizers will beneficially own approximately 50.4% of our shares outstanding after the offering if the minimum number of shares is sold in this offering and approximately 40.1% of our shares outstanding after the offering if the maximum number of shares is sold. If the organizers purchase 1,045,000 shares in this offering and were to exercise all of their options and warrants to purchase additional shares, they would beneficially own approximately 65.2% of our outstanding common stock if the minimum number of shares is sold in this offering and approximately 55.2% of our common stock if the maximum number of shares is sold.

Our Articles of Incorporation contain provisions which could deter or prevent takeover attempts by a potential purchaser of shares of our common stock who would be willing to pay a premium over the market price.

Our Articles of Incorporation contain provisions that could deter and make it more difficult for a third party to bring about a merger, sale of control or similar transaction, even if a majority of shareholders vote in favor of such a transaction. In addition, our Articles of Incorporation establish three classes of directors with staggered terms, which means that only one-third of the members of the board of directors is elected each year and each director serves for a term of three years. Our Articles of Incorporation also authorize the board of directors to issue a series of preferred stock without shareholder action. Our issuance of preferred stock could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in Metro Bancshares, and could adversely affect the voting power or other rights of holders of our common stock. These provisions also make it more difficult for a third party to achieve a change in control of Metro Bancshares through the acquisition of a large block of our common stock without approval by the board of directors. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices.

Our ability to pay dividends to our shareholders is limited.

We will initially have no source of income other than dividends that we receive from Metro Bank. As a result, our ability to pay dividends to our shareholders will depend on Metro Bank’s ability to pay dividends to us. Additionally, bank holding companies and state banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our plans to build capital, it will be our policy to reinvest earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that our board of directors considers relevant.

The offering price was arbitrarily set by the organizers and may not accurately reflect the value of an investment in our common stock.

There is no established market for our common stock or the warrants, nor was there an established market prior to this offering. The offering price was arbitrarily determined by the organizers and does not bear any relationship to our assets, book value, net worth or any other recognized criteria of value. In determining the offering price of the common stock, the organizers considered the Georgia Department of Banking and Finance’s capital requirements for Metro Bank and general market conditions for the sale of securities.

It is unlikely that an active trading market for our stock will develop.

There is no public trading market for our common stock, and an active trading market is not likely to develop after the offering. We do not intend to apply for listing for our common stock on any securities exchange or for quotation of our common stock on any automated quotation system. If an active trading market does not develop, you may not be able to sell your shares at or above the offering price of $10.00 price per share. You should consider carefully the limited liquidity of this investment before purchasing any shares of our common stock.

Investing in this offering will not give you the right to participate in any future offerings of our capital stock.

As a shareholder of Metro Bancshares, if we decide to issue additional shares of common stock, you will not automatically be entitled to purchase additional shares to maintain your percentage ownership.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, potential economic growth in our primary service area, our business strategies, projected consummation dates and pre-opening expenses and other statements that are not historical facts. The words “anticipate,” “estimate,” “project,” “intend,” “expect,” “believe,” “forecast” and similar expressions are intended to identify these forward-looking statements, but some of these statements may use other phrasing. In addition, any statement in this memorandum that is not a historical fact is a “forward-looking statement.” These forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Some of these factors are set forth above in the section entitled “Risk Factors”. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements.

THE OFFERING

General

We are offering 2,800,000 shares of our common stock at a price of $10.00 per share. Each investor must purchase a minimum of 2,500 shares (provided, however, that we may waive this minimum purchase amount at our sole discretion). The purchase price of $10.00 per share must be paid in full upon execution and delivery of a subscription agreement, the form of which is attached to this prospectus as Appendix A. We will accept subscriptions to purchase shares until 5:00 p.m., Eastern Time, on August 15, 2007, unless we sell all of the shares earlier or otherwise terminate or extend the offering. Subscriptions will be binding on subscribers and may not be revoked without our consent once we have accepted their subscription checks, bank drafts or money orders. We reserve the right to cancel this offering at any time, for any reason whatsoever, prior to the time we withdraw funds from the subscription escrow account.

Our organizers and executive officers intend to purchase up to 1,045,000 shares in this offering, for a total investment of $10,450,000. Although they have not promised to do so, the organizers may purchase additional shares in this offering, including up to 100% of the offering. In addition, our organizers will receive warrants to purchase up to 1,045,000 additional shares. The warrants will be exercisable for a period of ten years. When Metro Bank opens for business, the organizers will be able to acquire 104,500 additional shares by exercising warrants. Also, warrants to purchase 940,500 shares will vest in five equal, annual installments beginning on the first anniversary of the date Metro Bank opens for business. The exercise price for the warrants is $10.00 per share. See “Purchases by Organizers and Directors”. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of all of the shares in this offering indicates the merits of this offering.

Prior to this offering, there has been no established public market for the common stock. Furthermore, there can be no assurance that an established market for such stock will develop. The offering price has been arbitrarily determined and is not a reflection of our book value, net worth or any other such recognized criteria of value. In determining the offering price of the common stock, we considered regulatory capital requirements and general market conditions for the sale of securities. There can be no assurance that, if a market should develop for the common stock, the post-offering market price will equal or exceed the offering price.

Conditions of the Offering

This offering will expire at the earlier of (i) the date the maximum number of shares offered have been sold or (ii) 5:00 p.m. Eastern Time, on August 15, 2007, unless we extend such date. The expiration date of the offering may be extended by us without notice to subscribers for up to three consecutive 90-day periods, or no later than May 12, 2008. The offering is expressly conditioned upon fulfillment of the following conditions on or prior to the expiration date of the offering. The offering conditions, which may not be waived, are as follows:

•	at least $22,000,000 must be deposited with the escrow agent in the subscription escrow account;

•	the Federal Reserve must approve our application to become a bank holding company;

•	we must receive approval from the Georgia Department of Banking and Finance to charter Metro Bank;

•	Metro Bank must receive approval of its application for deposit insurance from the FDIC; and

•	we must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

Escrow of Subscription Funds

Until the offering conditions above have been met, all subscriptions and documents tendered by investors will be placed in an escrow account with our escrow agent, Nexity Bank. Under the terms of the escrow agreement, if all of the offering conditions are met, we may certify this fact to the escrow agent and the escrow agent will release all funds, with interest earned on the funds, to us.

Prior to the release of the funds from the escrow account, the escrow agent will invest the escrowed funds in deposit accounts, certificates of deposit which are insured by the FDIC, short-term securities issued or fully guaranteed by the United States or federal funds. From time-to-time, we will instruct the escrow agent how to invest the escrowed funds. We will use the offering proceeds to purchase capital stock of Metro Bank and to repay expenses incurred in the organization. See “Use of Proceeds.”

If the offering conditions are not met by the expiration date, the escrow agent will promptly return to the subscribers their proportionate share of the funds from the escrow account. If the offering conditions are not satisfied prior to the release of funds from the escrow account, the expenses incurred by us will be borne by the organizers and not by the shareholders.

No assurance can be given that the funds in the escrow account can or will be invested at the highest rate of return available or that any profits will be realized from the investment of these funds.

If all of the offering conditions are satisfied, and we withdraw the funds from the subscription escrow account, all profits and earnings on such account will belong to us. If the minimum offering of 2,200,000 shares of common stock are sold before the expiration date, a closing will be held at our offices. At such closing, the funds will be released from the subscription escrow account to us and investors will become shareholders of Metro Bancshares.

Purchases by Our Organizers

The organizers plan to purchase up to 1,045,000 shares of the common stock in this offering but have not entered into binding commitments to do so and may purchase additional shares, up to 100% of the shares to be sold. The organizers will beneficially own approximately 50.4% of our outstanding shares if 2,200,000 shares are sold in the offering and approximately 40.1% of the 2,800,000 shares to be outstanding should the maximum number of shares be sold. All purchases of shares by the organizers will be made at the same public offering price, $10.00 per share, as that paid by other investors. See “Security Ownership of Certain Beneficial Owners and Management.”

As consideration for assisting in our organization and to encourage their future participation in our affairs, on the date Metro Bank opens for business, each of the organizers will be granted a warrant to purchase additional shares of common stock. The warrants will provide the organizers with the opportunity to profit from any future increase in the market value of the common stock or any increase in the net worth of Metro Bank without paying for the warrant shares up front.

Each warrant will entitle the organizer to purchase one additional share of common stock. The actual number of warrants granted will vary depending on the number of shares actually sold to the organizers in the offering, however, the ratio of warrants to shares is capped so that each organizer will receive no more than one warrant for each share such organizer purchases in this offering. Given the intent of the organizers to purchase up to 1,045,000 of the shares in this offering, we anticipate that the organizers will be granted warrants to purchase up to 1,045,000 shares of common stock upon completion of this offering. We also intend to issue Kenneth L. Barber an option to purchase up to 70,000 shares of our common stock following this offering. Although we have no plans to do so, our board of directors will have the authority to change the terms of any warrant or option that we issue.

Warrants to purchase 104,500 additional shares of our common stock will be exercisable when Metro Bank opens for business. Warrants to purchase 940,500 shares of our common stock will become exercisable in equal amounts beginning on the first anniversary of the date Metro Bank opens for business and on each of the four succeeding anniversaries of that date. No warrants will be granted unless Metro Bank receives final regulatory approval to begin banking operations. All warrants granted will expire ten years after the date on which Metro Bank opens for business. An organizer exercising his warrants will pay the public offering price of $10.00 per share. Any future exercise of the warrants will reduce your percentage ownership interest in Metro Bancshares. For example, prior to the exercise of their warrants, the organizers will beneficially own approximately 50.4% of the shares outstanding if the minimum number of shares is sold in this offering and approximately 40.1% of the shares outstanding if the maximum number of shares is sold in this offering. Assuming all of the warrants and options were exercised, the organizers would own approximately 65.2% of our shares outstanding if the minimum number of shares is sold and approximately 55.2% of our shares outstanding if the maximum number of shares is sold and could own all of our shares outstanding if they choose to purchase all of the shares in this offering.

PLAN OF DISTRIBUTION

General

The organizers will make offers and sales of the common stock on our behalf. The organizers will receive no commissions or other remuneration in connection with these activities, but they will be reimbursed for their reasonable expenses. We may also use the services of brokers and/or dealers to help sell the common stock. We will amend this prospectus, if necessary, to provide the details of the use of the services of brokers and/or dealers. If we retain the services of a broker/dealer they will receive a commission on the sale of our common stock. It is anticipated that commissions paid to such broker/dealers, if retained, will not exceed 10% of the $10.00 per share sales price. We have no present arrangements or agreements with any brokers or dealers with respect to this offering.

We may refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. After a subscription is accepted and proper payment received, we will not cancel such subscription unless all accepted subscriptions are canceled.

Once we have accepted a subscription, it cannot be withdrawn by the subscriber.

How To Subscribe

Each prospective investor who desires to purchase 2,500 or more shares should do the following:

1.	Complete, date and sign the subscription agreement is attached to this prospectus as Appendix A.

2.	Make a check payable to “Nexity Bank, as Escrow Agent for Metro Bancshares, Inc.” in an amount equal to the subscription price of $10.00 multiplied by the number of shares for which you wish to subscribe.

3.	Return the completed subscription agreement and check as indicated below.

If the organizers are unable to sell at least 2,200,000 shares of common stock or fail to receive approval from the Georgia Department of Banking and Finance to open Metro Bank, our escrow agent will promptly return all subscription proceeds to investors.

Please return your final subscription agreement and check to:

Via Mail:

Metro Bancshares, Inc.

c/o Kenneth L. Barber

P.O. Box 5369

Douglasville, Georgia 30154

Via Hand or Overnight Delivery:

Metro Bancshares, Inc.

c/o Kenneth L. Barber

2678 Hickory Level Road

Villa Rica, Georgia 30180

If you have any questions about the offering or how to subscribe, please call Kenneth L. Barber at Metro Bancshares, Inc. at (404) 354-0819. You should retain a copy of the completed final subscription agreement for your records. See “The Offering.”

USE OF PROCEEDS

The gross proceeds from our sale of shares of common stock offered hereby will be $22,000,000 assuming the sale of a minimum of 2,200,000 shares, and $28,000,000 assuming the sale of a maximum of 2,800,000 shares, and we will use at least $20,000,000 of such proceeds to purchase all of the outstanding capital stock of Metro Bank. We anticipate that we will incur $1,070,113 in expenses related to the organization of Metro Bancshares and Metro Bank. If 2,200,000 shares are not sold prior to the expiration date of the offering, then we will terminate the offering and promptly return all funds received from subscribers. See “The Offering.”

The estimated expenses of this offering are as follows:

	Minimum Offering	Maximum Offering
Registration fees, including blue sky fees and expenses	$3,000	$3,000

Legal fees and expenses	40,000	40,000

Accounting fees and expenses	10,000	10,000

Printing and engraving expenses	10,000	10,000

Marketing and advertising	10,000	10,000

Mailing and distribution	5,000	5,000

Miscellaneous	5,000	5,000

Total Expenses	$83,000	$83,000

Net proceeds	$21,917,000	$27,917,000

We will use the net proceeds of this offering as well as any interest earned on the subscription funds, after breaking escrow, primarily for the purchase of all of the issued and outstanding capital stock of Metro Bank. Metro Bank will, in turn, use the funds as capital to begin its business operations, including officers’ and employees’ salaries and construction of its permanent facilities and to pay down approximately $700,000 of our line of credit with Nexity Bank.

As indicated in the charter application we filed with the Georgia Department of Banking and Finance, we intend to capitalize Metro Bank with at least $20,000,000. The remainder of the net proceeds from this offering will be held by us and reserved for general corporate purposes at the holding company level. We anticipate that the proceeds received upon exercise of the warrants, if any, will be used for working capital purposes.

After acquiring Metro Bank’s capital stock, Metro Bancshares will retain the remaining net proceeds of this offering for the purpose of funding any required additions to the capital of Metro Bank and for general corporate purposes. Since Georgia banks are regulated with respect to the ratio that their total assets may bear to their total capital, if Metro Bank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. We anticipate, however, that the proceeds of this offering will be sufficient to support Metro Bank’s immediate capital needs and will seek, if necessary, long- and short-term debt financing to support any additional needs; however, we can give no assurance that such financing, if needed, will be available or if available will be on terms acceptable to us.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2007, and as adjusted to give effect to the sale of a minimum of 2,200,000 shares and a maximum of 2,800,000 shares of common stock in this offering, at an assumed public offering price of $10.00 per share.

	Actual		As Adjusted for Minimum Offering		As Adjusted for Maximum Offering
Shareholders’ Equity (Deficit):
Preferred Stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding	—		—		—
Common Stock, $0.01 par value, 50,000,000 shares authorized, no shares, 2,200,000 shares and 2,800,000 shares issued and outstanding, respectively	—		$22,000	(2)	$28,000	(2)

Additional paid-in capital	—		$21,895,000	(2)	$27,889,000	(2)

Accumulated deficit during development stage	($143,492	) (1)	($470,113	) (3)	($470,113	) (3)

Total shareholders’ equity (deficit)	($143,492)		$21,446,887		$27,446,887

Book value per share	N/A		$9.75		$9.80

(1)	This deficit reflects pre-opening expenses incurred through March 31, 2007.
(2)	Contributed capital includes amounts to be received for the sale of the minimum and maximum number of shares less estimated offering expenses of $83,000.
(3)	The “as adjusted” accumulated deficit results from estimated pre-opening and organizational expenses of $1,070,113 including legal ($100,000), accounting ($15,000), salaries ($444,583) and other expenses ($510,530), which are partially offset by $600,000 that we expect to earn on capital prior to Metro Bank’s opening date. Actual pre-opening and organizational expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders’ equity. The “as adjusted” accumulated deficit is greater than the actual expenses incurred through March 31, 2007 because we include estimates of our legal, accounting, salary and other expenses through September 30, 2007 in this figure.

MARKET FOR COMMON EQUITY AND DIVIDEND POLICY

There is no established trading market for our common stock, nor is any trading market expected to develop. Following this offering, our common stock will not be listed on any exchange, the NASDAQ Stock Market or on the Over-the-Counter Bulletin Board. Investors should expect to hold shares of our common stock for an indefinite period of time.

We will initially have no source of income other than dividends that we receive from Metro Bank. As a result, our ability to pay dividends to our shareholders will depend on Metro Bank’s ability to pay dividends to us. Additionally, bank holding companies and state banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our plans to build capital, it will be our policy to reinvest earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that our board of directors considers relevant.

MANAGEMENT’S PLAN OF OPERATION

General

We are still in the development stage, and will remain in that stage until the offering of this common stock is complete. We initially funded our start-up and organization costs through advances from the organizers and subsequently obtained a line of credit in the amount of $750,000 from Nexity Bank, a portion of the proceeds of which were used to repay, without interest, the funds advanced by the organizers. Our organizers have also formed a limited liability company (the “LLC”) to facilitate Metro Bancshares’ organization. The organizers will make capital contributions to the LLC and such contributions, if needed, will be used to partially-fund our organization costs. When this offering closes, we will merge the LLC into Metro Bancshares with Metro Bancshares being the surviving corporation. A portion of the proceeds of this offering will be used to repay the line of credit, to the extent that such repayment is reasonable and not detrimental to our operations, and to the extent that such repayment is allowed by the Georgia Department of Banking and Finance and other appropriate regulatory authorities. See “Use of Proceeds.” Total organizational costs as of March 31, 2007, amounted to approximately $143,492. These costs include legal and consulting fees ($55,222), salaries and benefits ($55,889), interest expense ($250) and other expenses ($32,131).

All subscription funds received during the offering will be placed in an escrow account and invested in deposit accounts, certificates of deposit which are insured by the FDIC, short-term securities issued or fully guaranteed by the United States or federal funds. From time-to-time, we will instruct the escrow agent how to invest the escrowed funds.

In our opinion, the estimated minimum net proceeds of $21,917,000 will be adequate capital to support the growth of both Metro Bancshares and Metro Bank for their first five years of operation. Specifically, we anticipate that Metro Bank’s initial capitalization of at least $20,000,000 will allow it to grow its loan portfolio at a reasonable pace and to pay operating expenses while maintaining-legally mandated capital ratios for the first five years of operation while the $1,917,000 retained by Metro Bancshares would be sufficient to pay the company’s operating expenses for at least five years. It is not anticipated that we will need to raise additional funds to meet expenditures required to operate the business of Metro Bancshares and Metro Bank over the next 12 months. All anticipated material expenditures for such period have been identified, including salaries, occupancy costs, furniture and equipment expenses and other expenses, and provided for out of the proceeds of this offering. See “Use of Proceeds.”

Liquidity And Interest Rate Sensitivity

Since we have been in the organizational stage, there are no results of operations to present at this time. However, once Metro Bank begins operations, net interest income, our primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or “gap,” is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Metro Bank’s overall interest rate risk.

We will regularly evaluate the balance sheet’s asset mix in terms of several variables, including:

•	yield;

•	credit quality;

•	appropriate funding sources; and

•	liquidity.

To effectively manage the balance sheet’s liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary. As Metro Bank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Metro Bank’s asset and liability committee will meet on a quarterly basis to develop a strategy for the upcoming period.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Metro Bank’s ability to maintain and increase deposits will serve as its primary source of liquidity.

Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

Capital Adequacy

There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two “tiers.” Tier 1 capital consists of common shareholders’ equity, noncumulative and cumulative perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

The second measure of capital adequacy relates to the leverage ratio. The Georgia Department of Banking and Finance has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of Metro Bank and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

BUSINESS OF METRO BANCSHARES

General

Metro Bancshares was incorporated as a Georgia corporation on February 20, 2007 for the purpose of organizing Metro Bank and purchasing 100% of the outstanding capital stock of Metro Bank. Metro Bank will conduct a general banking business in Douglasville, Georgia. We have been organized with a holding company structure as a mechanism to enhance Metro Bank’s ability to serve its future customers’ requirements for financial services. The holding company structure will provide flexibility for expansion of our banking business through acquisition of other financial institutions and provision of additional banking-related services that traditional commercial banks may not provide under present laws. For example, banking regulations require Metro Bank to maintain a minimum ratio of capital to assets. In the event that Metro Bank’s growth is such that this minimum ratio is not maintained, we may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of Metro Bank and otherwise raise capital in a manner which is unavailable to Metro Bank under existing banking regulations.

We have no present plans to acquire any operating subsidiaries other than Metro Bank; however, it is expected that we may make additional acquisitions in the event that Metro Bank becomes profitable and such acquisitions are deemed to be in our and our shareholders’ best interests. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See “Supervision and Regulation.”

Premises

We have agreed to lease space in the Arbor View Shopping Center which is located at 7475 Douglas Boulevard, Douglasville, Georgia. Metro Bank’s initial office will contain approximately 5,000 square feet which we will lease at the monthly rate of $6,375. The lease includes the addition of a drive-up facility by the landlord.

We expect to purchase land early in the Bank’s second year of operation on which to build the Bank’s main office. We have not identified the location of our main office. Until construction of the permanent bank building is complete, Metro Bank will temporarily operate out of offices located on the leased property. We will operate out of this temporary facility for approximately two years until construction of the main office building is complete. Our telephone number is (404) 354-0819.

BUSINESS OF METRO BANK

General

On March 27, 2007 we filed an application with the Georgia Department of Banking and Finance to organize Metro Bank and that application is currently pending. In order to receive final approval, we will be required to adequately capitalize Metro Bank, receive approval of our application to the FDIC for deposit insurance and implement appropriate banking policies and procedures.

Metro Bank anticipates that it will begin business operations in the third quarter of 2007. Metro Bank plans to be a full-service commercial bank, without trust powers. Metro Bank will offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Metro Bank will provide such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, Internet banking services and direct deposit services.

The philosophy of management of Metro Bank with respect to its initial operations will emphasize prompt and responsive personal service to members of the business and professional community of Douglas County, Georgia, in order to attract customers and acquire market share now controlled by other financial institutions in Metro Bank’s market area. Metro Bank’s prime location and range of banking services, as well as its emphasis on personal attention and service, prompt decision making and consistency in banking personnel, will be major tools in Metro Bank’s efforts to capture such market share. In addition, the organizers are active members of the business community in and around the Douglasville area, and continued active community involvement will provide an opportunity to promote Metro Bank and its products and services. The organizers intend to utilize target marketing and superior selling efforts in order to build a distinct institutional image for Metro Bank and to capture a customer base.

Market Area and Competition

The primary service area for Metro Bank will be all of Douglas County and West Cobb County and portions of the surrounding counties, including Carroll and Paulding. Douglas County is conveniently located just 15 minutes west of the City of Atlanta. This location allows Douglas County to capitalize on the Atlanta’s preeminence as a strategic distribution, manufacturing, technology, education and finance center serving the entire Southeast as well as the nation. Douglas County serves as the western gateway to Atlanta and was rated one of the fifty fastest growing counties in the United States in 2006. The county’s 2006 population of 123,210 was up 33.7% from 2000 and is projected to increase by another 25% by 2011. Additionally, Douglas County’s average household income of $73,221 grew by 24.5% from 2000 to 2006 and is expected to rise by another 21% in the next five years. The Douglas County unemployment rate reported for December 2006 was 4.4%, slightly lower than the US rate of 4.5% and even with the state of Georgia as a whole. A few of Douglas County’s largest employers include the Douglas County School System, Silver Line Building Products, Wal-Mart, Douglas County Government Offices and Inner Harbour Hospitals, Ltd. Approximately 34.7% of Douglas County’s citizens are high school graduates and 19.2% have a bachelor’s degree or higher.

We intend to open Metro Bank’s second office in West Cobb County during its second year of operation. Cobb County’s business community is at the center of its quality of life. The leadership provided by local, regional and national firms has defined Cobb as one of the premier destinations in the entire country for business relocation and growth. Cobb’s population of 691,918 in 2006 was up almost 14% over 2000, and is expected to rise another 9.5% by 2011. Cobb’s growth is reflected in the number of Fortune 500 firms and businesses of all sizes and types that have chosen to come to Cobb County. Earning power of Cobb county citizens is high, with an average household income of $96,683 in 2006. Cobb’s largest employers include Cobb County Public Schools and Government, WellStar Health System, Inc., Lockheed Martin Aeronautics and The Home Depot. Cobb County boasts an unemployment rate of 3.7% as of December 2006, well under both the national and Georgia averages. Metro Bank’s primary target market for deposits in Cobb County is in the West Cobb area, which contains approximately 33.7% of Cobb’s $9.2 billion in deposits.

Carroll County is located 45 miles west of Atlanta and 90 miles east of Birmingham. Carroll is the heart of west Georgia and forms the western boundary of metropolitan Atlanta. It is easily accessed by Interstate 20, US Highways 27 and 78, and eight state highways. Carroll’s population of 111,994 grew 28.3% between the years 2000 and 2006 and is projected to grow another 22% by 2011. Average household income in the county is $57,722. The county’s largest employers include Carroll County Schools, the Tanner Medical Center, Southwire and the University of West Georgia. Unemployment in Carroll as of December 2006 was 4.6%. Of the Carroll County adult population, 71% has at least a high school degree and 16.5% have college degrees.

Paulding County borders Cobb County to the west. Paulding County is a key location for business, travel and tourism because of its easy access to the surrounding cities of Atlanta, Birmingham and Chattanooga. Interstates 75, 85 and 285 are also easily accessible and are only minutes away. The population of Paulding County is growing rapidly, with a 55.5% increase from 2000 to 2006, and an expected 39.5% additional increase by 2011. The county’s average household income is $72,787 and is expected to grow. Paulding’s employment levels are excellent as well, boasting an unemployment rate of 3.4% as of December 2006, beating the average for the State of Georgia by a full percent and the United States as a whole by 1.1%. Of Paulding County’s adult population, 39.1% has a high school degree, 21.9% have some college and 15.2% have at least a bachelor’s degree. Major employers in the area include Paulding County Board of Education and Government, Wal-Mart, Wellstar Health System and Aiken Grading Company.

Total commercial bank and thrift deposits in Douglas County as of June 2006 were approximately $1.376 billion. The Douglas County market consists of thirteen commercial banks with 30 branches. The four largest banks operating in Douglas County possess approximately 66.2% of the market share in the county. Douglas County Bank has historically held the dominant market share in the county with 23.8% of the market share as of June 30, 2006.

Financial institutions primarily compete with one another for deposits. In turn, a bank’s deposit base directly affects such bank’s loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the designing of unique financial services products. Metro Bank will be competing with financial institutions which have much greater financial resources than Metro Bank, and which may be able to offer more and unique services and possibly better terms to their customers. However, we believe that Metro Bank will be able to attract sufficient deposits to enable it to compete effectively with other area financial institutions. We believe that Metro Bank will have the advantage of being locally-owned and managed, enabling it to benefit from the high visibility and excellent business contacts of our organizers.

At least during our first years of operation, our legally-mandated lending limit will be lower than that of many of our competitors because during this period we will have less capital than many of our competitors. Our lower lending limit may discourage potential borrowers who have lending needs that exceed our limit, which may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. Our lower lending limit will also train our focus on businesses which are smaller than those that are normally served by our competitors. We believe that smaller businesses located in our primary service area do not enjoy a high degree of personalized service from our competitors because such competitors are focused on larger businesses and that we will be poised to compete for such business as a result.

Metro Bank will be in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been invading the traditional banking markets. Due to the growth of Douglas County, we anticipate that additional competition will continue from new entrants to the market.

Deposits

Metro Bank will offer a full range of interest-bearing and non-interest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits will be residents, businesses and employees of businesses within Metro Bank’s market area, obtained through the personal solicitation of its officers and directors, direct mail solicitation, and advertisements published in the local media. Metro Bank will pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, Metro Bank will implement a service charge fee schedule competitive with other financial institutions in its market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts and returned check charges.

Loan Portfolio

Metro Bank will engage in a full complement of lending activities, including commercial loans, consumer and installment loans and real estate loans. Metro Bank intends to generally allocate its loan portfolio as follows: commercial loans 10% real estate loans, 85% and consumer loans 5%. Management intends to originate loans and to participate with other banks with respect to loans which exceed Metro Bank’s lending limits. Management does not believe that loan participations will necessarily pose any greater risk of loss than loans which Metro Bank originates.

Lending will be directed principally towards individuals and businesses whose demands for funds fall within Metro Bank’s legal lending limits and which are potential deposit customers of Metro Bank. Metro Bank does not anticipate any foreign loans in Metro Bank’s loan portfolio. The following is a description of each of the major categories of loans anticipated in Metro Bank’s loan portfolio and the anticipated risks associated with each type of loan:

Real Estate Loans

Metro Bank will make residential real estate loans, commercial real estate loans and construction development loans. These loans include commercial loans where Metro Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

Residential Real Estate

Metro Bank’s residential real estate loans will consist of residential second mortgage loans and residential construction loans. All loans will be made in accordance with Metro Bank’s appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 90%. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial Real Estate

Commercial real estate loan terms generally will be limited to five years or fewer, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 60 months. Metro Bank will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Metro Bank generally will require personal guarantees from the principal owners of the property supported by a review by Metro Bank’s management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. Metro Bank will limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

Construction and Development Loans

We will make construction and development loans both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 80%. Speculative loans will be based on the borrower’s financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

Commercial Loans

We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of Metro Bank’s loan portfolio. The terms of these loans will vary by purpose and by type of underlying collateral, if any. Metro Bank will typically make equipment loans for a term of five years or fewer at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer Loans

Metro Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower’s gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in Metro Bank’s market.

Investments

In its first year of operation, we anticipate that investment securities will comprise approximately 15% of Metro Bank’s assets, other investments will comprise approximately 10% of its assets and loans will comprise approximately 75% of its assets. Metro Bank intends to invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States and certificates of deposit issued by commercial banks. In addition, Metro Bank will enter into Federal Funds transactions with its principal correspondent banks and we anticipate that it will primarily act as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from Metro Bank to another bank.

Asset and Liability Management

It is the objective of Metro Bank to manage its assets and liabilities to provide a satisfactory, consistent level of profitability. Metro Bank’s executive officers and the Loan & Asset/Liability Committee of the board of directors of the bank will be responsible for monitoring interest-bearing assets and interest-bearing liabilities to ensure stability of earnings. It is our overall philosophy to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management will seek to invest the largest portion of Metro Bank’s assets in commercial, consumer and real estate loans.

Metro Bank’s asset/liability mix likely will be monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the board of directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on Metro Bank’s earnings.

Correspondent Banking

Correspondent banking involves the providing of services by one bank to another bank which, from an economic or practical standpoint, cannot provide that service for itself. Metro Bank may purchase correspondent services offered by larger banks, including check collections, purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

We anticipate that Metro Bank will sell loan participations to correspondent banks with respect to loans which exceed its lending limit. As compensation for services provided by a correspondent bank, Metro Bank may maintain certain balances with such correspondents in non-interest bearing accounts.

Data Processing

We intend to enter into a data processing servicing agreement with a third party vendor which has not been identified at this time. We expect that this servicing agreement will provide Metro Bank with a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending, data processing and central information filing.

Employees

Upon opening Metro Bank, we anticipate that we will employ 13 persons, including 3 executive officers. We will hire additional persons as needed, including additional tellers and financial service representatives and expect to employ between 15 and 18 persons during the first year of operation.

Monetary Policies

The results of operations of Metro Bank will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Metro Bank.

SUPERVISION AND REGULATION

The following discussion sets forth some of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides some specific information relative to Metro Bancshares and Metro Bank. The regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund and not for the protection of security holders and creditors. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

Metro Bancshares

Bank Holding Company Regulation. Metro Bancshares will be a bank holding company and a member of the Federal Reserve System under the Holding Company Act of 1956 (the “BHC Act”). As such, Metro Bancshares will be subject to the supervision, examination and reporting requirements of the BHC Act, as well as other federal and state laws governing the banking business. The Federal Reserve Board will be the primary regulator of Metro Bancshares, and will supervise Metro Bancshares’ activities on a continual basis. Metro Bancshares will be required to furnish to the Federal Reserve an annual report of its operations at the end of each fiscal year, and such additional information as the Federal Reserve may require pursuant to the BHC Act. In general, the BHC Act limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before:

•	acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank;

•	taking any action that causes a bank to become a subsidiary of a bank holding company;

•	merging or consolidating with another bank holding company; or

•	acquiring most other operating companies.

Subject to certain state laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of both in-state and out-of-state banks. With certain exceptions, the BHC Act prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the Federal Reserve Board determines such activities are incidental or closely related to the business of banking.

The Change in Bank Control Act of 1978 requires a person (or group of persons acting in concert) acquiring “control” of a bank holding company to provide the Federal Reserve Board with 60 days’ prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve Board has 60 days (or up to 90 days if extended) within which to issue a notice disapproving the proposed acquisition. In addition, any “company” must obtain the Federal Reserve Board’s approval before acquiring 25% (5% if the “company” is a bank holding company) or more of the outstanding shares or otherwise obtaining control over Metro Bancshares.

Financial Services Modernization. The Gramm-Leach-Bliley Financial Modernization Act of 1999 (the “Modernization Act”), enacted on November 12, 1999, amended the BHC Act and:

•	allows bank holding companies that qualify as “financial holding companies” to engage in a substantially broader range of non-banking activities than was permissible under prior law;

•	allows insurers and other financial services companies to acquire banks;

•	allows national banks, and some state banks, either directly or through operating subsidiaries, to engage in certain non-banking financial activities;

•	removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and

•	establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

If Metro Bancshares, which has not obtained qualification as a “financial holding company,” were to do so in the future, Metro Bancshares would be eligible to engage in, or acquire companies engaged in, the broader range of activities that are permitted by the Modernization Act, provided that if any of Metro Bancshares’ banking subsidiaries were to cease to be “well capitalized” or “well managed” under applicable regulatory standards, the Federal Reserve Board could, among other things, place limitations on Metro Bancshares’ ability to conduct these broader financial activities or, if the deficiencies persisted, require Metro Bancshares to divest the banking subsidiary. In addition, if Metro Bancshares were to be qualified as a financial holding company and any of its banking subsidiaries were to receive a rating of less than satisfactory under the Community Reinvestment Act of 1977 (the “CRA”), Metro Bancshares would be prohibited from engaging in any additional activities other than those permissible for bank holding companies that are not financial holding companies. The broader range of activities that financial holding companies are eligible to engage in includes those that are determined to be “financial in nature,” including insurance underwriting, securities underwriting and dealing and making merchant banking investments in commercial and financial companies.

Transactions with Affiliates. Metro Bancshares and Metro Bank are deemed to be affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Generally, the Federal Reserve Act limits the extent to which a financial institution or its subsidiaries may engage in “covered transactions” with an affiliate. It also requires all transactions with an affiliate, whether or not “covered transactions,” to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Tie-In Arrangements. Metro Bancshares and Metro Bank cannot engage in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither Metro Bancshares nor Metro Bank may condition an extension of credit on either a requirement that the customer obtain additional services provided by either Metro Bancshares or Metro Bank, or an agreement by the customer to refrain from obtaining other services from a competitor. The Federal Reserve Board has adopted exceptions to its anti-tying rules that allow banks greater flexibility to package products with their affiliates. These exceptions were designed to enhance competition in banking and non-banking products and to allow banks and their affiliates to provide more efficient, lower cost service to their customers.

Source of Strength. Under Federal Reserve Board policy, Metro Bancshares is expected to act as a source of financial strength to Metro Bank and to commit resources to support Metro Bank. This support may be required at times when, absent that Federal Reserve Board policy, Metro Bancshares may not find itself able to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Subsidiary Dividends. Metro Bancshares is a legal entity separate and distinct from Metro Bank. A major portion of Metro Bancshares’ income will come from amounts paid as dividends to Metro Bancshares by Metro Bank. The Georgia Department of Banking and Finance’s approval must be obtained before Metro Bank may pay cash dividends out of retained earnings if (i) the total classified assets at the most recent examination of Metro Bank exceeded 80% of the equity capital, (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after taxes but before dividends for the previous calendar year, or (iii) the ratio of equity capital to adjusted assets is less than 6%.

In addition, Metro Bancshares and Metro Bank will be subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The appropriate federal regulatory authorities have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice and that banking organizations should generally pay dividends only out of current operating earnings.

State Law Restrictions. As a Georgia business corporation, Metro Bancshares may be subject to certain limitations and restrictions under applicable Georgia corporate law.

Metro Bank

General. Metro Bank, as a Georgia state-chartered bank, will be subject to regulation and examination by the State of Georgia Department of Banking and Finance, as well as the FDIC. Georgia state laws regulate, among other things, the scope of Metro Bank’s business, its investments, its payment of dividends to Metro Bancshares, its required legal reserves and the nature, lending limit, maximum interest charged and amount of and collateral for loans. The laws and regulations governing Metro Bank generally have been promulgated by Georgia to protect depositors and not to protect shareholders of Metro Bancshares or Metro Bank.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdiction, the FDIC evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

Insider Credit Transactions. Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interests of such persons. Extensions of credit must be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered above and who are not employees. Also, such extensions of credit must not involve more than the normal risk of repayment or present other unfavorable features.

Federal Deposit Insurance Corporation Improvement Act. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”), each federal banking agency has prescribed, by regulation, noncapital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems, and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation.

Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “IBBEA”) permits nationwide interstate banking and branching under certain circumstances.

This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has “opted out.” The IBBEA requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area. The IBBEA also prohibits the interstate acquisition of a bank if, as a result, the bank holding company would control more than ten percent of the total United States insured depository deposits or more than thirty percent, or the applicable state law limit, of deposits in the acquired bank’s state. Under recent FDIC regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC has accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

Georgia has “opted in” to the IBBEA and allows in-state banks to merge with out-of-state banks subject to certain requirements. Georgia law generally authorizes the acquisition of an in-state bank by an out-of-state bank by merger with a Georgia financial institution that has been in existence for at least three years prior to the acquisition. With regard to interstate bank branching, out-of-state banks that do not already operate a branch in Georgia may not establish de novo branches in Georgia.

Deposit Insurance and Assessments. The deposits of Metro Bank will be insured to a maximum of $100,000 per depositor, except for “self-directed” retirement accounts, which are insured up to $250,000 per owner. All insured banks are required to pay semi-annual deposit insurance assessments to the FDIC which are determined pursuant to a risk-based system adopted by the FDIC. In 2006, the FDIC enacted various rules to implement the provisions of the Federal Deposit Insurance Reform Act of 2005 (the “FDI Reform Act”). On March 31, 2006, in accordance with the FDI Reform Act, the FDIC merged the Bank Insurance Fund and the Savings Association Insurance Fund to form the Deposit Insurance Fund (“DIF”). The FDIC also revised, effective January 1, 2007, the risk-based premium system under which the FDIC classifies institutions and generally assesses higher rates on those institutions that tend to pose greater risks to the DIF. Under the new rules, the FDIC will evaluate each institution’s, including Metro Bank’s, risk based on a combination of the institution’s supervisory ratings and financial ratios. FDIC assessment rates will generally range between 5 and 7 cents per $100 in deposits.

Capital Adequacy

Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or nonbank businesses or to open new facilities.

The FDIC and Federal Reserve Board use risk-based capital guidelines for banks and bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve Board has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital for bank holding companies includes common shareholders’ equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

The FDIC and Federal Reserve Board also employ a leverage ratio, which is Tier 1 capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company or bank may leverage its equity capital base. A minimum leverage ratio of 3% is required for the most highly rated bank holding companies and banks. Other bank holding companies, banks and bank holding companies seeking to expand, however, are required to maintain minimum leverage ratios of at least 4% to 5%.

The FDICIA created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under the “prompt corrective action” regulations adopted by the FDIC and the Federal Reserve Board, an institution is assigned to one of five capital categories, ranging from “well-capitalized” to “critically undercapitalized”, depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be “significantly undercapitalized” or “critically undercapitalized” are subject to certain mandatory supervisory corrective actions.

Other Laws and Regulations

International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. On October 26, 2001, the USA PATRIOT Act was enacted. It includes the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “IMLAFA”) and strong measures to prevent, detect and prosecute terrorism and international money laundering. As required by the IMLAFA, the federal banking agencies, in cooperation with the U.S. Treasury Department, established rules that generally apply to insured depository institutions and U.S. branches and agencies of foreign banks.

Among other things, the new rules require that financial institutions implement reasonable procedures to (1) verify the identity of any person opening an account; (2) maintain records of the information used to verify the person’s identity; and (3) determine whether the person appears on any list of known or suspected terrorists or terrorist organizations. The rules also prohibit banks from establishing correspondent accounts with foreign shell banks with no physical presence and encourage cooperation among financial institutions, their regulators and law enforcement to share information regarding individuals, entities and organizations engaged in terrorist acts or money laundering activities. The rules also limit a financial institution’s liability for submitting a report of suspicious activity and for voluntarily disclosing a possible violation of law to law enforcement.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 (“SOX”) was enacted to address corporate and accounting fraud. It established a new accounting oversight board that enforces auditing standards and restricts the scope of services that accounting firms may provide to their public company audit clients. Among other things, it also; (i) requires chief executive officers and chief financial officers to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission (the “SEC”); (ii) imposes new disclosure requirements regarding internal controls, off-balance-sheet transactions, and pro forma (non-GAAP) disclosures; (iii) accelerates the time frame for reporting of insider transactions and periodic disclosures by certain public companies; and (iv) requires companies to disclose whether or not they have adopted a code of ethics for senior financial officers and whether the audit committee includes at least one “audit committee financial expert.”

SOX requires the SEC, based on certain enumerated factors, to regularly and systematically review corporate filings. To deter wrongdoing, it: (i) subjects bonuses issued to top executives to disgorgement if a restatement of a company’s financial statements was due to corporate misconduct; (ii) prohibits an officer or director from misleading or coercing an auditor; (iii) prohibits insider trades during pension fund “blackout periods”; (iv) imposes new criminal penalties for fraud and other wrongful acts; and (v) extends the period during which certain securities fraud lawsuits can be brought against a company or its officers.

Privacy. Under the Modernization Act, federal banking regulators adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The privacy provisions of the Modernization Act affect how consumer information is transmitted through diversified financial services companies and conveyed to outside vendors.

Future Legislation. Changes to federal and state laws and regulations can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. From time to time, various legislative and regulatory proposals are introduced. These proposals, if codified, may change banking statutes and regulations and Metro Bancshares’ operating environment in substantial and unpredictable ways. If codified, these proposals could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions and other financial institutions. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon Metro Bancshares’ financial condition or results of operation.

ORGANIZERS AND PRINCIPAL SHAREHOLDERS

The following persons comprise the organizers of Metro Bancshares and Metro Bank:

• Kenneth L. Barber	• George F. Nemchik
• Johnny L. Blankenship	• Paul David Orr
• Douglas C. Davidson, Sr.	• Dudley W. Spruill
• Allen K. DeNyse	• B. Neil Warren
• Eric L. Johnson	• Eric J. Wilhelm

All our organizers reside in the metropolitan Atlanta area. The organizers as a group intend to subscribe for up to 1,045,000 shares in this offering, which will equal approximately 47.5% of the 2,200,000 shares to be outstanding upon completion of the offering if the minimum number of shares are sold and 37.3% of the 2,800,000 shares to be outstanding upon completion of the offering if the maximum number of shares are sold. In addition, on the date Metro Bank opens for business, we will grant warrants to purchase up to 1,045,000 shares to the organizers. See “The Offering – Purchases by our Organizers.”

During the first year of Metro Bank’s operation, we plan to issue Kenneth L. Barber options to purchase up to 70,000 shares of Metro Bancshares’ common stock at an exercise price per share equal to fair market value on the date of grant. See “Management–Employment Agreement.”

Each of the organizers intends to purchase shares of the common stock of Metro Bancshares in the offering. See “Security Ownership of Certain Beneficial Owners and Management” for a table setting forth specific numbers of shares to be purchased and the percentage of common stock to be owned by the organizers after completion of the this offering.

MANAGEMENT

Directors and Executive Officers of Metro Bancshares and Metro Bank

Our directors and executive officers and Metro Bank’s proposed directors and executive officers are as follows:

Name	Position with Metro Bancshares	Proposed Position with Metro Bank
Kenneth L. Barber	Chairman, President, Chief Executive Officer and Director	Chairman, President, Chief Executive Officer and Director
Johnny L. Blankenship	Director	Director
Douglas C. Davidson, Sr.	Director	Director
Allen K. DeNyse	Director	Director
Eric L. Johnson	Director	Director
George F. Nemchik	Director	Director
Paul David Orr	Director	Director
Dudley W. Spruill	Director	Director
B. Neil Warren	Director	Director
Eric J. Wilhelm	Director	Director

Each of the above persons has been a director of Metro Bancshares since its inception. We have a classified board of directors whereby one-third of the members will be elected each year at our Annual Meeting of Shareholders. Upon such election, each of our directors will serve for a term of three years. See “Description of Capital Stock–Board of Directors.” Our officers are appointed by the board of directors and hold office at the pleasure of the board.

Each of Metro Bank’s proposed directors will, upon approval of the Georgia Department of Banking and Finance, serve until Metro Bank’s first shareholders’ meeting, which will be held shortly after Metro Bank receives its charter. At that meeting, Metro Bancshares, as sole shareholder of Metro Bank, intends to elect each of our directors to Metro Bank’s board of directors, and intends to elect Kenneth L. Barber as President and Chief Executive Officer of Metro Bank. After the first shareholders’ meeting, directors of Metro Bank will serve for a term of one year and will be elected each year at its Annual Meeting of Shareholders. Metro Bank’s officers will be appointed by its board of directors and will hold office at the will of the board.

Kenneth L. Barber, age 52 is our President and Chief Executive Officer and the proposed President and Chief Executive Officer of Metro Bank. Mr. Barber helped start his first bank, Citizens and Merchants Bank, Douglasville, Georgia, as a 31 year-old chief executive officer in 1986. He served as chief executive officer of Citizens and Merchants Bank for 14 years, until the year 2000. Mr. Barber started his second bank, Georgian Bank, in Powder Springs, Georgia, the year after leaving Citizens and Merchants Bank. Mr. Barber received a bachelor’s degree in business administration and economics from the University of West Georgia and is a graduate of the University of Georgia’s banking school. Mr. Barber has served on both the Douglas County and the Cobb County Chamber of Commerce Board of Directors. Mr. Barber is also involved in many church and civic activities.

Johnny L. Blankenship, age 48, has been a licensed builder in Douglas County for over 20 years. He owns and operates three residential construction and development companies, a realty company and a property rental company. His extensive expertise and contacts in the metro area residential construction and development market will be invaluable to the Metro Bank board of directors. In addition, he has served as a director for Regions Bank in Douglasville, Georgia and for First National Bank West Metro, in Dallas, Georgia.

Douglas C. Davidson, Sr., age 46, is an Atlanta, Georgia native and a graduate of Auburn University. Mr. Davidson has general contractor licenses in South Carolina, North Carolina and Tennessee. Since 1990, Mr. Davidson has served as president of New South Construction Company, a commercial general contractor in Atlanta, Georgia. He is also 33% owner of Streetside Developers, a retail development firm also in Atlanta.

Allen K. DeNyse, age 49, is a Georgia native and graduate of the University of Cincinnati. Mr. DeNyse started his own signage business in 1983. He is a successful businessman and long-time Georgia entrepreneur. In addition, Mr. DeNyse served for five years on the board of directors for Citizens and Merchants State Bank in Douglasville, Georgia.

Eric L. Johnson, age 44, is an Auburn University graduate. Mr. Johnson has spent his career in construction management and development in the metro Atlanta area. Mr. Johnson owns and operates a construction management consulting firm, a facility operations company and a development company, each of which is based in Atlanta, Georgia.

George F. Nemchik, age 53, is a certified general contractor and has been in the construction business since 1978. Mr. Nemchik is very familiar with the Atlanta, Georgia construction market and owns and operates three successful real estate holding companies. Aside from his success as a self employed investor and real estate entrepreneur, Mr. Nemchik was also a member of the advisory board for Georgia Trust Bank in Atlanta, Georgia. He is also a former partner with the Ritz Carlton Hotel Company, having been with that organization for 20 years and was involved in building 25 Ritz Carlton hotels throughout the world.

Paul David Orr, age 41 is a graduate of Georgia State University with a bachelor’s degree and a Masters Degree in Business Administration. Mr. Orr received his CPA license from the Georgia State Board of Accounting in 1991 and is a partner and 50% owner of Martin and Orr, LLC, a tax and accounting services firm based in Atlanta, Georgia.

Dudley W. Spruill, age 54, is a graduate of Valdosta State University, a native of the Atlanta, Georgia metro area and serves as the chief operating officer of the Douglas County School System. Prior to joining the Douglas County School System, Mr. Spruill served as regional manager of the Atlanta Gas & Light Company. Mr. Spruill serves on the boards of directors for the Douglas County-Douglasville Water and Sewer Authority, the Douglasville Planning and Zoning Commission and the Douglas County Chamber of Commerce.

B. Neil Warren, age 60, is a Canton, Georgia, native and a graduate of Brenau College with a bachelor’s degree in Criminal Justice. Mr. Warren serves as the Sheriff of Cobb County, Georgia. He has been a licensed peace officer in the State of Georgia, serving with the Cobb County Sheriff’s Office since 1977. Mr. Warren became Sheriff of Cobb County in December of 2003.

Eric J. Wilhelm, age 46, founded Wilpak, Inc., a contract packaging company headquartered in Atlanta, Georgia thirteen years ago. He recently merged this company with The Jacobson Companies to create Jacobson Wilpak, a fully-integrated supply chain solution for their combined clients. Mr. Wilhelm is currently president of the board of directors of the Contract Packaging Association. He is also a major fundraiser for the American Diabetes Association and the Juvenile Diabetes Research Foundation in Atlanta.

Employment Agreement

We intend to enter into an employment agreement with Kenneth L. Barber pursuant to which Mr. Barber will be employed as President and Chief Executive Officer of Metro Bank for a one-year period beginning on January 4, 2007. Under the employment agreement, Mr. Barber will be entitled to receive a minimum annual base salary of $225,000, which may be increased from time to time in the sole discretion of our board of directors. In addition, Mr. Barber will be provided with an automobile allowance and club membership dues.

Beginning on the second anniversary of Metro Bank’s opening for business and on each successive anniversary, Mr. Barber shall be eligible to receive, in addition to his base salary, such performance bonuses as determined in the discretion of our board of directors.

The employment agreement will provide for the grant of stock options to Mr. Barber to purchase up to 70,000 shares of our common stock, at an exercise price per share equal to fair market value at the time of grant, pursuant to the stock option plan to be adopted by our board of directors. One-third of these options will vest on the grant date, and one-third will vest on each of the first two anniversaries of Metro Bank’s opening for business. All such options will be exercisable for a maximum of ten years from the date of grant.

The employment agreement will also provide that Mr. Barber will receive any and all benefits, such as health, hospitalization, disability and term life insurance, generally made available to our other senior executives.

Mr. Barber has agreed to a non-compete and non-solicitation provision pursuant to which he agrees that, through the actual date of termination of the employment agreement and for a period of six months after that time, he will not, without our prior written consent, either directly or indirectly serve as an executive officer of any bank, bank holding company or other financial institution within the primary service area of Metro Bank.

The employment agreement will further provide that if Mr. Barber is terminated without cause, he will be entitled to receive a payment equal to his then base salary for a period of one year and reimbursement of up to $25,000 in fees incurred in connection with outplacement counseling or services.

Compensation of Directors

Directors will not receive any compensation during Metro Bank’s first year of operations.

Stock Option Plans

Our board of directors plans to adopt a stock option plan to cover Mr. Barber’s options and for employees who are contributing significantly to the management or operation of our business or that of our subsidiaries as determined by a committee designated by the board of directors to administer the plan. The plan will be contingent upon approval by our shareholders. The plan will provide for the grant of options at the discretion of the committee administering the plan. No person may serve as a member of the committee who is then eligible for a grant of options under the plan or has been so eligible for a period of one year prior to his or her service on the committee. The committee will have the ability to issue non-qualified stock options and incentive stock options under the plan. The option exercise price for incentive stock options granted pursuant to the plan must be at least 100% (110% in the case of a holder of 10% or more of our common stock) of the fair market value of the stock on the date the option is granted. The options will be exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the plan. Incentive stock options granted pursuant to the plan will expire on or before:

•	the date which is the tenth anniversary of the date the option is granted; or

•

the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Each of the organizers of Metro Bancshares intends to purchase a number of the shares of common stock of Metro Bancshares offered hereby, as set forth in the following table, which specifies the number of shares and the percentage of common stock to be owned by the organizers if we sell 2,200,000 shares, or if we sell 2,800,000 shares. This table includes shares based on the “beneficial ownership” concepts as defined by the SEC. Beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. Our organizers may purchase additional shares, up to 100% of the shares to be sold in this offering. For additional information regarding the terms of the warrants, see “The Offering–Purchases by Our Organizers.”

	Shares Anticipated to be Owned Following the Offering
	Minimum Offering		Maximum Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Kenneth L. Barber[1]	325,833	14.5%	325,833	11.5%
Johnny L. Blankenship[2]	165,000	7.4%	165,000	5.9%
Douglas C. Davidson, Sr.[3]	110,000	5.0%	110,000	3.9%
Allen K. DeNyse[4]	82,500	3.7%	82,500	2.9%
Eric L. Johnson[5]	110,000	5.0%	110,000	3.9%
George F. Nemchik[6]	165,000	7.4%	165,000	5.9%
Paul David Orr[7]	27,500	1.2%	27,500	1.0%
Dudley W. Spruill[8]	33,000	1.5%	33,000	1.2%
B. Neil Warren[9]	44,000	2.0%	44,000	1.6%
Eric J. Wilhelm[10]	110,000	5.0%	110,000	3.9%
All organizers and executive officers as a group (10 persons)	1,172,833	50.4%	1,172,833	40.1%

[1]	Includes 27,500 shares that Mr. Barber can acquire by exercising a warrant following this offering and 23,333 shares that Mr. Barber can acquire by exercising an option following this offering.
[2]	Includes 15,000 shares that Mr. Blankenship can acquire by exercising a warrant following this offering
[3]	Includes 10,000 shares that Mr. Davidson can acquire by exercising a warrant following this offering
[4]	Includes 7,500 shares that Mr. DeNyse can acquire by exercising a warrant following this offering
[5]	Includes 10,000 shares that Mr. Johnson can acquire by exercising a warrant following this offering
[6]	Includes 15,000 shares that Mr. Nemchik can acquire by exercising a warrant following this offering
[7]	Includes 2,500 shares that Mr. Orr can acquire by exercising a warrant following this offering
[8]	Includes 3,000 shares that Mr. Spruill can acquire by exercising a warrant following this offering
[9]	Includes 4,000 shares that Mr. Warren can acquire by exercising a warrant following this offering
[10]	Includes 10,000 shares that Mr. Wilhelm can acquire by exercising a warrant following this offering

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Once Metro Bank opens for business, it is anticipated that it will extend loans from time to time to certain of its directors, executive officers, their associates and members of the immediate families of the directors. These loans will be made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with us or Metro Bank, and will not involve more than the normal risk of collectibility or present other unfavorable features.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of the date of this prospectus, no shares of common stock and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to elect the members of our board of directors and such holders are entitled to vote as a class on all matters required or permitted to be submitted to our shareholders.

No holder of any class of stock of our capital stock has preemptive rights with respect to the issuance of shares of that or any other class of stock and the common stock is not entitled to cumulative voting rights with respect to the election of directors.

The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the board of directors out of assets legally available therefor. Upon our liquidation, dissolution, or winding up, the holder of each share of common stock will be entitled to share equally in the distribution of our assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. Our shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. The shares to be outstanding upon completion of this offering will be fully-paid and nonassessable.

Warrants

We are authorized to issue warrants to purchase up to 1,045,000 shares in this offering. Each warrant entitles the holder to purchase one share of common stock for every one share purchased in this offering at an exercise price of $10.00 per share for a period of ten years beginning on the date Metro Bank opens for business. The warrants will be exercisable for a period of ten years. When Metro Bank opens for business, the organizers will be able to acquire 104,500 additional shares by exercising warrants. Also, warrants to purchase 940,500 shares will vest in five equal, annual installments beginning on the first anniversary of the date Metro Bank opens for business. The warrants have antidilution provisions for stock dividends, splits, mergers, and for certain other events.

The warrants may be exercised upon surrender of the warrant certificate before their expiration date at our offices. The warrant certificate must be accompanied by the subscription form attached to the warrant and payment of the full exercise price for the number of shares being purchased pursuant to the exercise of the warrant.

We have reserved sufficient shares of common stock for issuance upon exercise of the warrants. The reserved shares are included in the registration statement of which this prospectus is a part. Further, we have filed an undertaking with the SEC that we will maintain an effective registration statement by filing any necessary post-effective amendments or supplements to the registration statement throughout the term of the warrants with respect to the warrants and the shares of common stock issuable upon exercise of the warrants.

No holder of any warrant will be entitled to vote, receive dividends or be deemed the holder of common stock for any purpose until the warrant has been exercised and the common stock purchasable upon the exercise of the warrant has been delivered.

Preferred Stock

The board of directors may, without approval of our shareholders, from time to time authorize the issuance of preferred stock in one or more series for such consideration and, within certain limits, with such relative designations, powers, preferences, rights, qualifications, limitations and restrictions as the board of directors may determine. The relative rights, preferences and limitations that the board of directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because the board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of common stock. Although the board of directors has no intention at the present time of doing so, it could cause the issuance of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Board of Directors

Our initial board of directors consists of 10 directors. The directors are divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At the first annual meeting of shareholders, we will elect the following: (i) Class I directors for a term expiring at the second annual meeting of shareholders, (ii) Class II directors for a term expiring at the third annual meeting of shareholders and (iii) Class III directors for a term expiring at the fourth annual meeting of shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the board of directors will be filled by a majority vote of the remaining directors then in office.

Any director may be removed only with cause, at any regular or special meeting of shareholders called for that purpose, and his or her position filled by another person nominated and elected for that purpose by the shareholders.

The effect of the staggered board of directors is to make it more difficult for a person, entity or group to effect a change in control of Metro Bancshares through the acquisition of a large block of our voting stock.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provide that a director will not be personally liable to us or our shareholders for monetary damages for breach of duty of care or any other duty owed to us as a director, except that such provision will not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any of our business opportunities, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

In addition, our Bylaws provide that we will indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director, against reasonable expenses incurred by him in connection with such defense.

Our Bylaws also provide that we may indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the board of directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (y) in connection with a proceeding by or in the right of the company in which such person was adjudged liable to us or (z) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

We may, if authorized by our disinterested shareholders by a majority of votes which would be entitled to be cast in a vote to amend our Articles of Incorporation, indemnify or obligate ourselves to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of Metro Bancshares.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Statutory Provisions

The State of Georgia has statutory provisions relating to business combinations between a Georgia corporation and an “interested shareholder” that outline the statutory requirements to effect such transactions. However, the law provides that these sections only apply if the corporation specifically provides in its bylaws that such requirements are applicable. We have not so provided in our Bylaws and, therefore, these statutory anti-takeover provisions do not apply to us.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have between 2,200,000 and 2,800,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that our affiliates must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an “affiliate” of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, executive officers and principal shareholders.

In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	1% of the outstanding shares of common stock; or

•	the average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we are a party or of which any of our properties are subject; nor are there material proceedings known to us to be contemplated by any governmental authority; nor are there material proceedings known to us, pending or contemplated, in which any of our directors, officers or affiliates or any of our principal security holders or any associate of any of the foregoing is a party or has an interest adverse to us.

LEGAL MATTERS

Certain legal matters in connection with the shares of common stock and warrants offered hereby have been passed upon for us by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

The financial statements of Metro Bancshares included in this prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accounting firm, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the “Registration Statement”), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock and warrants offered by this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to Metro Bancshares, Metro Bank, the common stock and the warrants, you should refer to the Registration Statement and the exhibits thereto. You can examine and obtain copies of the Registration Statement at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Website at www.sec.gov that contains all of the reports, proxy and information statements and other information regarding registrants that file electronically with the SEC using the EDGAR filing system, including us.

We and the organizers have filed various applications with the FDIC and the Georgia Department of Banking and Finance. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC and the Georgia Department of Banking and Finance, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

METRO BANCSHARES, INC.

(A Development Stage Corporation)

Financial Statements

March 31, 2007

(with Report of Independent Registered Public Accounting Firm)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Metro Bancshares, Inc.

Douglasville, Georgia

We have audited the accompanying balance sheet of Metro Bancshares, Inc. (a development stage corporation) (the “Company”) as of March 31, 2007, and the related statements of operations, changes in stockholder’s deficit and cash flows for the period from January 1, 2007 (inception) to March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metro Bancshares, Inc. as of March 31, 2007 and the results of its operations and its cash flows for the period from January 1, 2007 (inception) to March 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Metro Bancshares, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company’s future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

Atlanta, Georgia

April 26, 2007

METRO BANCSHARES, INC.

(A Development Stage Corporation)

Balance Sheet

March 31, 2007

Liabilities and Stockholder’s Deficit
Accrued interest payable – line of credit	$250
Line of credit payable	72,004
Accounts payable	71,238

Total liabilities	143,492

Commitments

Stockholder’s deficit:
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $.01 par value, 50,000,000 shares authorized; no shares issued and outstanding	—
Additional paid-in capital	—
Deficit accumulated during the development stage	(143,492)

Total stockholder’s deficit	(143,492)

Total liabilities and stockholder’s deficit	$—

See accompanying notes to financial statements and report of independent registered public accounting firm.

METRO BANCSHARES, INC.

(A Development Stage Corporation)

Statement of Operations

For the Period from January 1, 2007 (inception) to March 31, 2007

Expenses:
Legal and consulting	$55,222
Salaries and benefits	55,889
Interest expense	250
Other expenses	32,131

Total expenses	143,492

Net loss	$(143,492)

See accompanying notes to financial statements and report of independent registered public accounting firm.

METRO BANCSHARES, INC.

(A Development Stage Corporation)

Statement of Changes in Stockholder’s Deficit

For the Period from

January 1, 2007 (inception) to March 31, 2007

	Common Stock	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
Issuance of common stock to organizer	$—	—	—	—

Net loss	—	—	(143,492)	(143,492)

Balance, March 31, 2007	$—	—	(143,492)	(143,492)

See accompanying notes to financial statements and report of independent registered public accounting firm.

METRO BANCSHARES, INC.

(A Development Stage Corporation)

Statement of Cash Flows

For the Period from

January 1, 2007 (inception) to March 31, 2007

Cash flows from operating activities:
Net loss	$(143,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in accounts payable	71,238
Change in accrued interest payable	250

Net cash used in operating activities	72,004

Cash flows from financing activities consisting of proceeds from line of credit	72,004

Net change in cash	—

Cash at beginning of period	—

Cash at end of period	$—

See accompanying notes to financial statements and report of independent registered public accounting firm.

METRO BANCSHARES, INC.

(A Development Stage Corporation)

Notes to Financial Statements

(1)	Organization

Metro Bancshares, Inc. (the “Company”) was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of Metro Bank (the “Bank”) (Proposed), which will operate in Douglasville (Douglas County), in the metropolitan area of Atlanta, Georgia. The organizers of the Bank filed an application to charter the Bank with the Georgia Department of Banking and Finance in March 2007. Also in March 2007, the organizers filed an application with the Federal Deposit Insurance Corporation for insurance on the deposits of the Bank. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the third quarter of 2007.

Operations through March 31, 2007 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

The Company plans to raise between $22,000,000 and $28,000,000 through an offering of its common stock at $10.00 per share, of which at least $20,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $10,450,000 (1,045,000 shares) of the Company’s stock.

In connection with the Company’s formation and initial offering, warrants to purchase shares of common stock at $10.00 per share will be issued to the organizers. Each organizer will be awarded one warrant for each share purchased. The warrants are exercisable on each of the three succeeding anniversaries of the date of the close of the initial offering and expire ten years after the date of grant. Additionally, the Company will reserve up to 420,000 shares of its common stock for issuance under a stock option plan.

(2)	Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to use estimates and assumptions that affect the financial statements. Actual results could differ from these estimates.

Organization Costs

Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

Deferred Offering Expenses

Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital. As of March 31, 2007, the Company has not incurred any deferred offering expenses.

Pre-Opening expenses

Costs incurred for overhead and other operating expenses are included in the current period’s operating results.

Net Loss Per Common Share

Net loss per common share is not presented due to the fact that such information would not be meaningful.

METRO BANCSHARES, INC.

(A Development Stage Corporation)

Notes to Financial Statements, continued

(2)	Summary of Significant Accounting Policies, continued

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

(3)	Liquidity and Going Concern Considerations

The Company incurred a net loss of $143,492 for the period from January 1, 2007 (inception) to March 31, 2007. At March 31, 2007, liabilities exceeded assets by $143,492.

At March 31, 2007, the Company is funded by advances from a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

To provide permanent funding for its operation, the Company is currently offering between 2,200,000 and 2,800,000 shares of its $.01 par value common stock at $10.00 per share in an initial public offering. Costs related to the organization and registration of the Company’s common stock will be paid from the gross proceeds of the offering.

(4)	Line of Credit

Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $750,000 line of credit. The terms of the existing line of credit, which is guaranteed by the organizers, include a maturity of February 26, 2008 and interest, payable quarterly, calculated at the prime interest rate minus 1.5%.

(5)	Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

METRO BANCSHARES, INC.

(A Development Stage Corporation)

Notes to Financial Statements, continued

(6)	Commitments and Related Party Transactions

The Company has entered into an agreement with a company for consulting services assisting in organizing the Bank. The Company has committed to pay a total of $30,000 for these services, all of which has been paid as of March 31, 2007.

(7)	Stock Incentive Plan

The Company plans to adopt a stock incentive plan whereby shares of common stock equal to 15% of the number of shares sold in the Company’s initial offering will be reserved for issuance under the plan. The plan will allow the Company to grant incentive stock options and non-qualified stock options to its organizers, directors, executive officers and other employees. The exercise price of each option granted under the plan will not be less than the fair market value of the common stock on the date of grant and the term of each option may not exceed ten years. No options have been granted under the plan as of March 31, 2007.

(8)	Income Taxes

The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at March 31, 2007:

Deferred tax asset relating to pre-opening expenses	$54,431
Deferred tax asset relating to operating loss carryforward	95
Less valuation allowance	(54,526)

Net deferred taxes	$—

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

APPENDIX “A”

METRO BANCSHARES, INC.

SUBSCRIPTION AGREEMENT

To:	Metro Bancshares, Inc.
c/o Kenneth L. Barber
P.O. Box 5369
Douglasville, Georgia 30154

Ladies and Gentlemen:

You have informed me that Metro Bancshares, Inc. (the “Company”) is offering up to 2,800,000 shares of its $0.01 par value common stock (the “Common Stock”) at a price of $10.00 per share as described in and offered pursuant to the prospectus furnished to the undersigned herewith (the “Prospectus”). In addition, you have informed me that the minimum subscription is 2,500 shares.

1.	Subscription. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to “Nexity Bank, as Escrow Agent for Metro Bancshares, Inc.” or any other consideration satisfactory to the Company (the “Funds”), representing the payment of $10.00 per share for the number of shares of the Common Stock indicated below.

2.	Acceptance of Subscription. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

3.	Acknowledgments. The undersigned hereby acknowledges receipt of a copy of the Prospectus and agrees to be bound by the terms of this Subscription Agreement and the Escrow Agreement.

4.	No Revocation. The undersigned agrees that once this Subscription Agreement is submitted to the Company, it may not be withdrawn. The undersigned agrees that he or she shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death or disability of the undersigned.

By executing this Subscription Agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

Please fill in the information requested below, make your check payable to “Nexity Bank, as Escrow Agent for Metro Bancshares, Inc.”, and mail the Subscription Agreement, Stock Certificate Registration Instructions, and check to the attention of Kenneth L. Barber, President, Metro Bancshares, Inc., P.O. Box 5369, Douglasville, Georgia 30154, or hand deliver or overnight mail such materials to Mr. Barber at 2678 Hickory Level Road, Villa Rica, Georgia 30180.

No. of Shares Subscribed	(Signature of Subscriber)

Funds Tendered ($10.00 per share subscribed)	Name (Please Print or Type)

Date:__________________________________________________________________

Phone Number:

(Home)

(Office)

(Cell)

(E-mail Address)

Residence Address:

City, State and Zip Code

Social Security Number or other Taxpayer Identification Number

STOCK CERTIFICATE REGISTRATION INSTRUCTIONS

Name

Additional Name if Tenant in Common or Joint Tenant

Mailing Address:

Social Security Number or other Taxpayer Identification Number:

Number of Shares to be registered in above name(s):

Legal form of ownership:

___ Individual	___ Joint Tenants with Rights of Survivorship
___ Tenants in Common	___ Uniform Gift to Minors
___ Other __________

INFORMATION AS TO BANKING INTERESTS

1.	As a prospective shareholder, I would be interested in the following services checked below:

		PERSONAL	BUSINESS

(a)	Checking Account	___	___

(b)	Savings Account	___	___

(c)	Certificates of Deposit	___	___

(d)	Individual Retirement Accounts	___	___

(e)	Checking Account Overdraft Protection	___	___

(f)	Consumer Loans (Auto, etc.)	___	___

(g)	Commercial Loans	___	___

(h)	Equity Line of Credit	___	___

(i)	Mortgage Loans	___	___

(j)	Revolving Personal Credit Line	___	___

(k)	Safe Deposit Box	___	___

(l)	Automatic Teller Machines (ATM’s)	___	___

2.	I would like our new bank to provide the following additional services:

(a)

(b)

2,800,000 Shares of Common Stock

1,045,000 Common Stock

Purchase Warrants

METRO BANCSHARES, INC.

A Bank Holding Company for

METRO BANK

A Proposed State Bank

PRELIMINARY PROSPECTUS

June 27, 2007

Until                     , (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Page
Summary	1
Risk Factors	5
A Warning About Forward-Looking Statements	9
The Offering	10
Plan of Distribution	12
Use of Proceeds	13
Capitalization	14
Market for Common Equity and Dividend Policy	15
Management’s Plan of Operation	16
Business of Metro Bancshares	18
Business of Metro Bank	18
Supervision and Regulation	23
Organizers and Principal Shareholders	27
Management	28
Security Ownership of Certain Beneficial Owners and Management	31
Certain Relationships and Related Transactions	32
Description of Capital Stock	32
Shares Eligible For Future Sale	35
Legal Proceedings	35
Legal Matters	35
Experts	35
Additional Information	35
Financial Statements	F-1
Appendix A – Subscription Materials	A-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

As provided under Georgia law, Metro Bancshares’ Articles of Incorporation provide that a director shall not be personally liable to the company or its shareholders for monetary damages for breach of duty of care or any other duty owed to the company as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the company, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper personal benefit.

Metro Bancshares’ Bylaws provide that it shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of the company, against reasonable expenses incurred by him in connection with such defense.

Metro Bancshares’ Bylaws also provide that it may indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the board of directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (y) in connection with a proceeding by or in the right of the Metro Bancshares in which such person was adjudged liable to the company or (z) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

Metro Bancshares may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend its Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of the company.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except for the registration fee of the Securities and Exchange Commission.

SEC Registration Fee	$1,181
Blue Sky Fees and Expenses	$1,819
Printing and Engraving Expenses	$10,000
Legal Fees and Expenses	$40,000
Accounting Fees and Expenses	$10,000
Mailing and Distribution	$5,000
Marketing and Advertising	$10,000
Miscellaneous	$5,000

Total	$83,000

Item 26.	Recent Sales of Unregistered Securities.

Not applicable.

Item 27.	Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of the Company*

3.2	Bylaws of the Company*

4.1	Specimen Common Stock Certificate*

5.1	Opinion of Smith, Gambrell & Russell, LLP

10.1	Escrow Agreement by and between the Company and Nexity Bank, dated April 27, 2007*

10.2	Consulting Agreement by and between Ken Barber and T. Stephen Johnson & Associates, Inc.*

10.3	Form of Organizer Warrant Certificate*

10.4	Form of Director Warrant Certificate*

23.1	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Porter Keadle Moore, LLP*

23.3	Consent of Porter Keadle Moore, LLP

24	Power of Attorney*

*	Previously filed as an exhibit to the registration statement filed on May 10, 2007 (Registration No. 333-142817).

Item 28.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Douglasville, State of Georgia on June 27, 2007.

METRO BANCSHARES, INC.

By:	/s/ Kenneth L. Barber
Kenneth L. Barber
President and Chief Executive Officer
(Principal Executive)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth L. Barber	Director	June 27, 2007
Kenneth L. Barber

/s/ Johnny L. Blankenship*	Director	June 27, 2007
Johnny L. Blankenship

/s/ Douglas C. Davidson, Sr.*	Director	June 27, 2007
Douglas C. Davidson, Sr.

/s/ Allen K. DeNyse*	Director	June 27, 2007
Allen K. DeNyse

/s/ Eric L. Johnson*	Director	June 27, 2007
Eric L. Johnson

/s/ George F. Nemchik*	Director	June 27, 2007
George F. Nemchik

/s/ Paul David Orr*	Director	June 27, 2007
Paul David Orr

Signature	Title	Date

/s/ Dudley W. Spruill*	Director	June 27, 2007
Dudley W. Spruill

/s/ B. Neil Warren*	Director	June 27, 2007
B. Neil Warren

/s/ Eric J. Wilhelm*	Director	June 27, 2007
Eric J. Wilhelm

*/s/ Kenneth L. Barber
Kenneth L. Barber Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of the Company*

3.2	Bylaws of the Company*

4.1	Specimen Common Stock Certificate*

5.1	Opinion of Smith, Gambrell & Russell, LLP

10.1	Escrow Agreement by and between the Company and Nexity Bank, dated April 27, 2007*

10.2	Consulting Agreement by and between Ken Barber and T. Stephen Johnson & Associates, Inc.*

10.3	Form of Organizer Warrant Certificate*

10.4	Form of Director Warrant Certificate*

23.1	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Porter Keadle Moore, LLP*

23.3	Consent of Porter Keadle Moore, LLP

24	Power of Attorney*

*	Previously filed as an exhibit to the registration statement filed on May 10, 2007 (Registration No. 333-142817).